 EXHIBIT 10.62

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT dated as of October 18, 2004, among NATIONAL PENN BANCSHARES, INC., a Pennsylvania business corporation and registered bank holding company (“NPB”); NATIONAL PENN BANK, a national banking association (“Bank”); and H. Anderson Ellsworth (“Officer”) (NPB and Bank are sometimes referred to herein collectively as “Employer”).

BACKGROUND

1. Officer is an officer, director and shareholder of Ellsworth, Carlton, Mixell & Waldman, P.C. (“ECM&W”), a law firm headquartered in Wyomissing, Pennsylvania.

2. ECM&W provides numerous legal services to NPB and Bank as general counsel, including advice regarding various Federal and state securities law compliance issues.

3. In his capacity as an attorney with ECM&W, Officer is primarily responsible for supervising and performing the various legal services involved in connection with providing NPB and Bank with such securities law legal advice.

4. Given the current securities law regulatory environment, NPB and Bank have determined that it is in NPB’s and Bank’s best interests to employ a securities law compliance director to concentrate solely on securities law compliance matters.

5. NPB and Bank desire to employ Officer as Senior Vice President - SEC Compliance Director and Officer desires to be employed by NPB and Bank as Senior Vice President - SEC Compliance Director, on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises contained herein, and each intending to be legally bound, NPB, Bank and Officer agree as follows:

1. Background. The matters set forth in the “Background” section of this Agreement are incorporated by reference herein.

2. Position, Duties.

(a) During the time this Agreement is in effect, NPB and Bank will employ Officer as Senior Vice President - SEC Compliance Director, or in such other comparable or higher ranking senior officer position as may from time to time be assigned to Officer by executive management of NPB or Bank. Officer accepts such employment, with such powers and duties as may from time to time be determined by an executive officer of NPB or Bank. Officer’s duties shall include compliance with Employer’s Code of Conduct as in effect from time to time.

(b) Officer will devote substantially all his time and attention to, and will use his best energies and abilities in the performance of, his duties and responsibilities as prescribed in this Section 2, and will not engage in consulting work or any trade or business for his own account or for or on behalf of any other person, firm or corporation which competes, conflicts, or interferes with the performance of his duties hereunder in any way.

3. Compensation. For all services to be rendered by Officer pursuant to Section 2, Employer will pay Officer a base salary of One Hundred Fifty Thousand Dollars ($150,000.00) per year (“Base Salary”). Employer shall pay such salary to Officer in approximately equal installments during each year on the customary salary payment dates of Employer, and such salary shall be subject to applicable income tax withholding, deductions required by law, and other deductions authorized by Officer. Employer will evaluate Officer’s performance annually, and Officer may be eligible for annual merit increases in base salary. A base salary increase shall, when it takes effect, become the new Base Salary for purposes of this Agreement.

4. Health Insurance; Other Benefits. In addition to the compensation payable to Officer pursuant to Section 3 hereof, Officer shall be entitled during the time this Agreement is in effect:

(a) To participate in all health insurance and benefit plans, group insurance, pension or profit-sharing plans, or other plan or plans providing benefits applicable generally to employees of NPB or Bank which are presently in force or which may hereafter be adopted by NPB or Bank.

(b) To the receipt of a cell phone allowance, in such amount as shall be determined by Employer from time to time, in Employer’s sole discretion, but in no event less than $30 per month; and

(c) To reasonable vacation and sick leave in accordance with Employer policy, as the same may be revised from time to time.

5. Bonuses. As additional compensation for services rendered hereunder, Officer shall be entitled during the time this Agreement is in effect:

(a) To participate as a “Type C Participant” in NPB’s Executive Incentive Plan, assuming such plan remains in effect, or at an equivalent level in any successor executive bonus plan covering the officers of NPB or Bank which may be adopted by NPB or Bank; and

(b) To receive any discretionary bonus that may be awarded to him under the Executive Incentive Plan or such successor executive bonus plan.

Officer acknowledges that this Section 5 does not preclude NPB’s or Bank’s Board of Directors, as the case may be, from amending or terminating the Executive Incentive Plan or any other executive bonus plan in accordance with its terms.

6. Equity-Based Compensation Program. Officer shall be eligible during the time this Agreement is in effect to participate in NPB’s long-term equity-based compensation program as in effect on the date hereof or as may hereafter be amended or modified from time to time. Any discretionary terms of grants or awards to Officer under such program (other than with respect to amount) shall be consistent with grants or awards to other senior officers generally.

Officer acknowledges that this Section 6 does not preclude NPB’s Board of Directors from amending or terminating NPB’s long-term equity compensation program at any time.

7. Change in Control.

(a) If a Change in Control (defined in Section 7(b)) shall occur during the time this Agreement is in effect and if within one hundred eighty (180) days after the effective date of a Change in Control (or thirty (30) days after the completion of the conversion of the computer systems if such conversion is later than one hundred eighty (180) days after the effective date of a Change in Control, in either event, the “Transition Period”) there shall be:

(i) Any involuntary termination of Officer’s Employment (defined in Section 7(c)) (other than for Cause (defined in Section 8(c));

(ii) Any reduction in Officer’s title, responsibilities or authority, including such title, responsibilities or authority as such may be increased from time to time;

(iii) Any reduction in Officer’s Base Salary in effect immediately prior to a Change in Control, or any failure to provide Officer with benefits at least as favorable as those enjoyed by Officer under any of the pension, life insurance, medical, health and accident, disability or other employee plans of NPB or Bank in which Officer participated immediately prior to a Change in Control, or the taking of any action that would materially reduce any of such compensation or benefits in effect at the time of the Change in Control, unless such reduction relates to a reduction applicable to all employees generally;

(iv) Any reassignment of Officer beyond a thirty (30) mile commute by automobile from Boyertown, Pennsylvania; or

(v) Any requirement that Officer travel in performance of his duties on behalf of NPB or Bank for a greater period of time during any year than was required of Officer during the year preceding the year in which the Change in Control occurred (each of the foregoing, a “Triggering Event”);

then, at the option of Officer, exercisable by Officer within one hundred eighty (180) days of the occurrence of any Triggering Event within the Transition Period, Officer may resign from Employment (or, if involuntarily terminated, give notice of intention to collect benefits hereunder) by delivering a notice in writing to NPB, in which case Officer shall be entitled to a lump sum cash severance payment equal to 100% of Officer’s Base Salary in effect immediately prior to a Change in Control, which Employer shall pay to Officer within fifteen (15) days of Officer’s termination of Employment.

(b) “Change in Control” means:

(i) An acquisition by any “person” or “group” (as those terms are defined or used in Section 13(d) of the Exchange Act) of “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of securities of NPB representing 24.99% or more of the combined voting power of NPB’s securities then outstanding;

(ii) A merger, consolidation or other reorganization of Bank, except where the resulting entity is controlled, directly or indirectly, by NPB;

(iii) A merger, consolidation or other reorganization of NPB, except where shareholders of NPB immediately prior to consummation of any such transaction continue to hold at least a majority of the voting power of the outstanding voting securities of the legal entity resulting from or existing after any transaction and a majority of the members of the Board of Directors of the legal entity resulting from or existing after any such transaction are former members of NPB’s Board of Directors;

(iv) A sale, exchange, transfer or other disposition of substantially all of the assets of Bank to another entity, except to an entity controlled, directly or indirectly, by NPB;

(v) A sale, exchange, transfer or other disposition of substantially all of the assets of NPB to another entity, or a corporate division involving NPB; or

(vi) A contested proxy solicitation of the shareholders of NPB that results in the contesting party obtaining the ability to cast 25% or more of the votes entitled to be cast in an election of directors of NPB.

(c) “Employment” means Officer’s employment by NPB and Bank at any particular time in the capacity described in Section 2 of this Agreement, or in such other comparable or higher ranking senior officer position.

(d) Officer shall not be required to mitigate the amount of any payment provided for in Section 7(a) by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in Section 7(a) be reduced by any compensation earned by Officer as the result of employment by another employer or by reason of Officer’s receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

8. Term.

(a) This Agreement shall be for a term of three years, beginning on October 18, 2004 and ending on October 17, 2007, subject to earlier termination in the event of default by either party, or the sickness, disability, incapacity or other inability on the part of Officer to provide all or a substantial portion of the services pursuant to Section 2 hereof.

(b) Officer may terminate his employment with Employer at any time. In such event:

(i) This Agreement shall terminate at that time; and

(ii) Employer shall not be obligated to pay Officer any further compensation pursuant to Section 3, any further benefits pursuant to Sections 4 or 6, or any further bonuses pursuant to Section 5, in any case except for such compensation, benefits or bonuses, if any, accrued and unpaid through the date of termination.

(c) Nothing contained in this Agreement shall be construed to prevent Employer from terminating this Agreement, and thus the Employment of Officer hereunder, at any time for “Cause.”

As used in this Agreement, “Cause” means the occurrence of either of the following:

(i) Officer’s conviction of, or plea of guilty or nolo contendere to, a felony or a crime of falsehood or involving moral turpitude; or

(ii) The willful failure by Officer to substantially perform his duties to Employer, other than a failure resulting from Officer’s incapacity as a result of the Officer’s disability, which willful failure results in demonstrable material injury and damage to Employer.

Notwithstanding the foregoing, Officer’s Employment shall not be deemed to have been terminated for cause if such termination took place as a result of:

(i) Questionable judgment on the part of Officer;

(ii) Any act or omission believed by Officer in good faith, to have been in or not opposed to the best interests of Employer; or

(iii) Any act or omission in respect of which a determination could properly be made that Officer met the applicable standard of conduct prescribed for indemnification or reimbursement or payment of expenses under the Bylaws of NPB or Bank or the laws of the Commonwealth of Pennsylvania, or the directors and officers’ liability insurance of NPB or Bank, in each case as in effect at the time of such act or omission.

In such event:

(i) Employer shall give Officer a written notice of termination effective on the date specified by Employer in such notice, which notice shall contain a full statement of the facts and reasons for such termination;

(ii) This Agreement shall terminate on the effective date specified in such notice; and

(iii) Employer shall not be obligated to pay Officer any further compensation pursuant to Section 3, any further benefits pursuant to Sections 4 or 6, or any further bonuses pursuant to Section 5, in any case except for such compensation, benefits or bonuses, if any, accrued and unpaid through the date of termination.

(d) Employer may terminate Officer’s employment without “Cause” at any time. In such event:

(i) This Agreement shall remain in effect for the remainder of the term set forth in subsection 8(a);

(ii) Employer shall continue to pay Officer the compensation set forth in Section 3 for the remainder of the term of this Agreement, at the times set forth in Section 3;

(iii) Employer shall continue to provide Officer with the health insurance benefits then being provided to Officer pursuant to Section 4(a) of this Agreement; and

(iv) If a Change in Control (defined in Section 7(b)) shall occur prior to the end of the term of this Agreement, Employer shall pay to Officer the payment to which Officer would otherwise be entitled pursuant to Section 7(a).

For purposes of this subsection 8(d), a termination of Officer’s employment due to his death or total disability shall be treated as if Officer was terminated without “Cause”, and Employer shall pay to Officer’s spouse the amounts that would be payable to Officer pursuant to subsections 8(d)(ii) and (iii) at the times set forth in such subsections. For purposes of this Section 8, “Disability” means that, because of Officer’s injury or sickness, Officer cannot perform each of the material duties of his regular occupation, as determined by Employer in good faith.

9. Non-Competition. Officer acknowledges that NPB is a registered bank holding company and financial services company engaged principally in the commercial and retail banking business through its ownership, support, operation and management of its banking subsidiary, Bank, and its other direct and indirect non-bank subsidiaries. Officer also acknowledges that NPB is a publicly traded company whose shares are listed on the National Market tier of The Nasdaq Stock Market. Officer acknowledges that his primary responsibilities for Employer as SEC Compliance Director include responsibility for ensuring that NPB remains compliant with the rules and regulations of the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Restricted Business”). Accordingly, during the longer of

(i)	the time this Agreement is in effect, and

(ii)	if Officer’s employment with Employer is voluntarily terminated by Officer and for a period of twenty four months thereafter, Officer shall not, directly or indirectly, acting alone or in conjunction with others:

(a) Engage as a director, officer, employee, partner, member, five percent (5%) or more shareholder, agent, consultant or in any other capacity in the Restricted Business for any business that is in the financial services industry in any location that is within fifty (50) miles of Wyomissing, Berks County, Pennsylvania (it being understood that nothing in this Section 9(a) shall prevent Officer from becoming a director, officer, employee, partner, member, five percent (5%) or more shareholder, agent, consultant or engaging in any other capacity of or for an established law firm providing legal advice in the Restricted Business to financial service companies during the twenty four month period referenced above);

(b) Request any customers of NPB or Bank to curtail or cancel their business with NPB or Bank;

(c) Solicit, canvass or accept any business or transaction for any other person, firm, corporation, partnership or business similar to that of NPB or Bank;

(d) Induce, or attempt to influence, any employee of NPB or Bank to terminate employment with NPB or Bank, or to enter into any employment or other business relationship with any other person (including Officer), firm, corporation or partnership; or

(e) Act or conduct himself in any manner which he shall have reason to believe is inimical or contrary to the best interests of NPB or Bank.

Employer may enforce the provisions of this Section 9 by suit for damages, injunction, or both. Officer agrees that Employer would be irreparably injured by the breach of any provision of this Section 9, and money damages alone would not be an appropriate measure of the harm to Employer from such continuing breach. Therefore, equitable relief, including specific performance of the provisions of this Section 9 by injunction, would be an appropriate remedy for the breach of these provisions.

10. Non-Disclosure. During the longer of

(i)	the time this Agreement is in effect, and

(ii)	the period of Officer’s employment with Employer

and for a period of twenty four months thereafter, Officer shall not, directly or indirectly, acting alone or in conjunction with others, disclose to any person, firm or corporation any of the following information which is not otherwise in the public domain: any trade secret, any details of organization or business affairs, any names of past or present customers or employees of NPB, Bank or any other entity controlled by NPB or Bank, or any other information relating to the business of NPB, Bank or any other entity controlled by NPB or Bank.

Employer may enforce the provisions of this Section 10 by suit for damages, injunction, or both. Officer agrees that Employer would be irreparably injured by the breach of any provision of this Section 10, and money damages alone would not be an appropriate measure of the harm to Employer from such continuing breach. Therefore, equitable relief, including specific performance of the provisions of this Section 10 by injunction, would be an appropriate remedy for the breach of these provisions.

11. Release of Non-Competition Covenant. Notwithstanding Section 9 of this Agreement, if Employer terminates Officer's employment without cause pursuant to Section 8(d) of this Agreement, Officer may, at his option, at any time prior to termination of this Agreement pursuant to Section 8(a), elect to accept a position in the Restricted Business with another business that is in the financial services industry otherwise prohibited by Section 9(a) of this Agreement, in which case:

(a) Officer shall concurrently give Employer written notice of such election;

(b) This Agreement shall terminate immediately, including without limitation Section 9 hereof; and

(c) Employer shall immediately cease making any payments or providing any health insurance benefits pursuant to Sections 8(d)(2), (3) or (4) of this Agreement.

12. Binding Effect, Assignment.

(a) This Agreement shall be binding upon and inure to the benefit of NPB and Bank, and it shall be assignable to any corporation, bank or other entity which may acquire NPB’s or Bank’s business or all or substantially all of the assets of NPB or Bank, or with or into which NPB or Bank may be merged or consolidated, as provided in Section 12(b).

(b) Each of NPB and Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of NPB or Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that NPB or Bank would be required to perform it if no such succession had taken place. Failure to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a breach of this Agreement, in which case a “Change in Control” (as defined in Section 7(b)) shall be deemed to have occurred and Officer shall have the immediate right to take the actions and receive the payments provided in Section 7 hereof. As used in this Agreement, “NPB” and “Bank” shall mean NPB and Bank as previously defined and any successor to the business and/or assets of NPB or Bank as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(c) This Agreement shall be binding upon and inure to the benefit of Officer, his personal and legal representatives, heirs, distributees, devisees and assigns. Notwithstanding the foregoing, the obligations and duties of Officer hereunder shall be personal and not assignable or delegable by him in any manner whatsoever.

13. Notices. All notices or other communications hereunder shall be in writing and shall be deemed given upon delivery if delivered personally or two business days after mailing if mailed by prepaid, registered or certified mail, return receipt requested, addressed as follows:
If to NPB, to:

Wayne R. Weidner
Chairman, and Chief Executive Officer
National Penn Bancshares, Inc.
Reading and Philadelphia Avenues
Boyertown, PA 19512

If to Bank, to:

Glenn E. Moyer
President and Chief Executive Officer
National Penn Bank
Reading and Philadelphia Avenues
Boyertown, PA 19512

If to Officer, to:

H. Anderson Ellsworth
65 Wellington Boulevard
Wyomissing, PA 19610

or to such other address as may have been previously furnished by the party to the other by notice given in the manner provided herein.

14. Entire Agreement. This Agreement is intended by the parties to constitute and does constitute the entire agreement between NPB, Bank and Officer with respect to the employment of Officer by NPB and Bank. This Agreement supersedes any and all prior agreements, understandings, negotiations and discussions of the parties, whether oral or written.

15. Amendment. This Agreement may be amended, modified, waived, discharged or terminated only by an instrument in writing signed by Officer, an authorized officer of NPB or an authorized officer of Bank, as the case may be, against whom or which enforcement of the amendment, modification, waiver, discharge or termination is sought.

16. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic internal law of the Commonwealth of Pennsylvania.

17. Interpretation of Provisions. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

18. Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

19. Joint and Several Obligations. All obligations of NPB and Bank herein shall be joint and several obligations.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

20. Survival. Notwithstanding any termination of this Agreement, the provisions of Sections 7, 9 and 10 shall, except as otherwise expressly provided herein, survive such termination and remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

NATIONAL PENN BANCSHARES, INC.

By: /s/ Wayne R. Weidner
Name: Wayne R. Weidner
Title: Chairman/CEO

NATIONAL PENN BANK

By: /s/ Glenn E. Moyer
Name: Glenn E. Moyer
Title: President/CEO

Witness: /s/ Sandra L. Spayd	/s/ H. Anderson Ellsworth
H. Anderson Ellsworth